Exhibit 99.1
PLAINS RESOURCES	700 Milam St, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington Executive Vice President and Chief Financial Officer (832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES REPORTS THIRD QUARTER EARNINGS

Houston, Texas — November 12, 2003 — Plains Resources Inc. (NYSE:PLX) today reported net income of $5.8 million, or $0.24 per diluted share for the third quarter of 2003 compared to income from continuing operations of $3.8 million, or $0.14 per diluted share for the third quarter of 2002. Including income from discontinued operations for Plains Exploration & Production Company (NYSE: PXP), which the Company distributed to its stockholders in a tax-free spin-off on December 18, 2002, the Company reported net income of $11.2 million, or $0.44 per diluted share, in the third quarter of 2002.

Net income in the third quarter of 2003 includes a noncash pre-tax gain of $9.1 million related to the public equity offering completed by Plains All American Pipeline, L.P. (NYSE:PAA) and a $1.7 million charge to equity in earnings of PAA as a result of a $7.4 million compensation accrual by PAA associated with its long term incentive plan. Collectively, these items increased the Company’s net income by $4.5 million, or $0.19 per diluted share.

“While the special items discussed above make the comparison of results between the periods difficult, the Company has consistently provided guidance in its Form 8-K filings that PAA would likely recognize the compensation expense in 2003” stated Mr. John T. Raymond, Chief Executive Officer and President. “The compensation accrual by PAA is actually a positive event for the Company in that it was, in part, triggered by the expected fourth quarter conversion of 25% of PAA’s subordinated units into common units. As our 8-K guidance indicates, we expect that the Company will recognize a noncash pre-tax gain of up to $10.0 million in the fourth quarter when 25% of the subordinated units are converted to common units. Unlike the compensation expense accrual by PAA, accounting rules do not allow us to recognize a gain until the conversion of the subordinated units actually occurs. PAA’s SEC filings indicate that, if it continues to meet the requirements, 25% of the subordinated units will convert into common units in the fourth quarter of 2003 and

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the remainder will convert in the first quarter of 2004. We look forward to the conversion of our 4.5 million subordinated units into common units of PAA.”

The Company reported equity in earnings from its ownership in PAA of $3.1 million compared to $4.5 million in the third quarter of 2002. The decrease is primarily a result of the compensation accrual by PAA in the third quarter of 2003. The Company’s cash distribution from PAA was $7.8 million in the third quarter of 2003, a 5% increase from the third quarter 2002 distribution of $7.4 million.

Oil production volumes were 2,141 barrels per day in the third quarter of 2003 compared to 2,511 barrels per day in the prior year quarter. In accordance with SEC Staff Accounting Bulletin 101, the Company’s results reflect revenue from oil production in the period it is sold as opposed to when it is produced. The Company reported sales of 2,293 barrels of oil per day in the third quarter of 2003 compared to 2,446 barrels per day in the third quarter of 2002. Unit gross margin in the third quarter of 2003, after deducting $2.70 per barrel of derivative cash settlements, declined to $6.02 per barrel as compared to $10.91 in the third quarter of 2002 due to lower realized oil prices and increased production expenses due primarily to higher workover, electricity and fuel costs. The Company’s average wellhead oil price, after deducting quality differentials, hedging and derivative cash settlements, was $20.61 per barrel in the third quarter of 2003 as compared to $22.89 per barrel in last year’s third quarter, primarily due to higher quality differentials to NYMEX prices.

For the first nine months of the year net income was $14.2 million, or $0.57 per diluted share, compared to income from continuing operations of $6.0 million, or $0.20 per diluted share, in 2002. Including income from discontinued operations, the Company reported net income of $27.5 million, or $1.08 per diluted share, for the nine months ended September 30, 2002.

Conference Call/Webcast Instructions:

The Company will host a conference call to discuss the results on Wednesday, November 12, 2003. The call will begin at 10:00 a.m. (central time). The dial-in conference number is: 800-227-9428 or international: 785-832-2422. Reference Conference I.D.#: Plains. The replay will be available for 2 weeks at 800-839-4013 or international at 402-220-2982.

To access the Internet webcast, please go to the Company’s website at www.plainsresources.com under investor relations section choose “conference calls.” Following the live webcast, the call will be archived for a period of sixty (60) days on the Company’s website.

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream

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activities of marketing, gathering, transportation, terminaling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes and other factors discussed in Plains Resources’ filings with the Securities and Exchange Commission.

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Plains Resources Inc.
Consolidated Statements of Income
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues
Oil sales	$4,917	$5,323	$16,541	$14,289
Hedging	—	(172)	(307)	(423)

	4,917	5,151	16,234	13,866

Costs and Expenses
Production expenses	1,910	1,604	5,288	4,301
Production and ad valorem taxes	251	146	888	374
Oil transportation expenses	917	946	2,945	2,776
General and administrative	1,476	1,312	4,883	4,687
Depreciation, depletion and amortization	1,089	942	3,522	3,269
Accretion of asset retirement obligation	58	—	171	—
Other operating expenses	—	—	137	—

	5,701	4,950	17,834	15,407

Other Income (Expense)
Equity in earnings of Plains All American Pipeline, L.P.	3,142	4,454	14,864	14,060
Gain on Plains All American Pipeline, L.P. unit offerings	9,119	14,512	15,227	14,512
Gain (loss) on derivatives	(1,211)	—	(2,958)	—
Interest expense	(627)	(2,324)	(1,636)	(5,801)
Loss on debt extinguishment	—	(10,319)	—	(10,319)
Interest and other income	21	236	127	263

	10,444	6,559	25,624	12,715

Income From Continuing Operations Before Income Taxes	9,660	6,760	24,024	11,174
Income tax benefit (expense)
Current	287	(836)	(2,314)	1,569
Deferred	(4,122)	(2,157)	(8,398)	(6,788)

Income From Continuing Operations	5,825	3,767	13,312	5,955
Income from discontinued operations, net of tax	—	7,418	—	21,500

Income before cumulative effect of accounting change	5,825	11,185	13,312	27,455
Cumulative effect of accounting change, net of tax	—	—	933	—

Net Income	5,825	11,185	14,245	27,455
Preferred dividends	—	(350)	(603)	(1,050)

Income Available to Common Stockholders	$5,825	$10,835	$13,642	$26,405

Earnings Per Share (in dollars)
Basic
Income from continuing operations	$0.25	$0.14	$0.54	$0.21
Discontinued operations	—	0.31	—	0.90
Change in accounting policy	—	—	0.04	—

	$0.25	$0.45	$0.58	$1.11

Diluted
Income from continuing operations	$0.24	$0.14	$0.53	$0.20
Discontinued operations	—	0.30	—	0.88
Change in accounting policy	—	—	0.04	—

	$0.24	$0.44	$0.57	$1.08

Weighted average shares outstanding
Basic	23,381	23,956	23,610	23,826
Diluted	23,975	24,617	25,040	24,455

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Plains Resources Inc.
Financial and Operating Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Distributions from PAA (thousands of dollars)
General partner interest	$815	$596	$2,313	$1,549
Limited partner units	6,976	6,822	20,776	20,009

	$7,791	$7,418	$23,089	$21,558

Production and Sales Volumes
Production volumes (MBbls)	197	231	635	708
Daily average production volumes (Bbls)	2,141	2,511	2,326	2,593
Sales volumes (MBbls)	211	225	690	643
Daily average sales volumes (Bbls)	2,293	2,446	2,527	2,355
Unit Economics ($/Bbl)
Average oil sales price
Average NYMEX	$30.21	$28.25	$30.94	$25.45
Differential	(6.90)	(4.60)	(6.97)	(3.23)

	23.31	23.65	23.97	22.22
Hedging	—	(0.76)	(0.43)	(0.66)
Derivative cash settlements (1)	(2.70)	—	(2.45)	—

	20.61	22.89	21.09	21.56
Production expenses	(9.05)	(7.13)	(7.66)	(6.69)
Production and ad valorem taxes	(1.19)	(0.65)	(1.29)	(0.58)
Oil transportation expenses	(4.35)	(4.20)	(4.27)	(4.32)

Gross margin after derivative cash settlements	$6.02	$10.91	$7.87	$9.97

(1)	Effective February 1, 2003 we were required to discontinue hedge accounting and reflect the mark-to-market value of our hedges in earnings. Earnings for the three-month and nine-month periods ended September 30, 2003 include losses on the change in fair value of derivatives of $0.6 million and $1.3 million, respectively, and losses on derivative cash settlements of $0.6 and $1.7 million, respectively. The amounts presented represent the effect of losses on derivative cash settlements on our average sales prices.

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Plains Resources Inc.
Consolidated Balance Sheets
(in thousands of dollars)

	September 30,	December 31,
	2003	2002

ASSETS
Current Assets
Cash and cash equivalents	$1,368	$8,807
Accounts receivable and other current assets	4,513	3,104
Inventories	1,699	2,305

	7,580	14,216

Property and Equipment, at cost
Oil and gas properties — full cost method	352,963	349,517
Other property and equipment	27	27

	352,990	349,544
Less allowance for depreciation, depletion and amortization	(299,327)	(299,214)

	53,663	50,330

Ownership in Plains All-American Pipeline, L.P.	93,116	70,042

Other Assets
Deferred income taxes	—	16,957
Other	10,175	9,867

	10,175	26,824

	$164,534	$161,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$7,805	$8,187
Current maturities of long-term debt	20,000	18,000

	27,805	26,187

Long-Term Bank Debt	35,000	27,000

Asset Retirement Obligation	2,016	—

Other Long-Term Liabilities	3,355	2,716

Deferred Income Taxes	2,379	—

Stockholders’ Equity
Series D cumulative convertible preferred stock	—	23,300
Common stock	2,825	2,806
Additional paid-in capital	276,458	273,162
Retained earnings (deficit)	(94,646)	(103,882)
Accumulated other comprehensive income	5,387	(2,862)
Treasury stock, at cost	(96,045)	(87,015)

	93,979	105,509

	$164,534	$161,412